Exhibit 99


ConocoPhillips Third Quarter 2004 Interim Update

    HOUSTON--(BUSINESS WIRE)--Oct. 5, 2004--This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips (NYSE:COP) during the third quarter of 2004. The market indicators and company estimates may differ considerably from the company's actual results to be reported on October 27, 2004.

    Highlights - Third Quarter 2004 vs. Second Quarter 2004



    --  Exploration and Production

        --  Higher worldwide crude oil prices.

        --  Lower U.S. natural gas prices.

        --  Lower worldwide production, as anticipated.

    --  Refining and Marketing

        --  Lower worldwide refining margins.

        --  Higher capacity utilization rate.

    --  Midstream / Chemicals

        --  Higher Midstream natural gas liquids prices.

        --  Improved Chemicals margins.

    --  Corporate

        --  Debt balance expected to be $15.5 billion.

        --  Cash balance expected to be approximately $3 billion.


    Exploration and Production

    The table below provides market price indicators for crude oil and natural gas. The company's actual crude oil and natural gas price realizations may vary from these market indicators due to quality and location differentials, as well as the effect of pricing lags.


   Market Indicators

                                                      3Q 2004
                                                        vs.
                                  3Q 2004   2Q 2004   2Q 2004  3Q 2003
                                  -------   -------  --------  -------
Dated Brent ($/bbl)                $41.54    35.36      6.18    28.41
WTI ($/bbl)                         43.86    38.31      5.55    30.18
ANS USWC ($/bbl)                    41.80    37.02      4.78    28.83
Henry Hub First of month ($/mcf)     5.75     6.00     (0.25)    4.97

                                                       Source: Platts



    Crude oil and natural gas production for the third quarter is expected to be approximately 7 percent below that of the previous quarter, as anticipated. Increased output from Bayu-Undan in the Timor Sea is expected to be more than offset by the impact of scheduled maintenance in the North Sea and Alaska, as well as normal seasonal declines. Full-year production is still expected to be approximately
1.56 million barrels-of-oil-equivalent per day, including Syncrude. Third quarter before-tax exploration expenses are expected to be approximately $200 million, including the impacts of the Zafar-Mashal well in Azerbaijan.

    Refining and Marketing

    The table below provides market indicators for regions where the company has significant refining operations. The Weighted U.S. 3:2:1 margin is based on the geographical location and capacity of ConocoPhillips' U.S. refineries. Realized refining margins may differ due to the company's specific locations, configurations, crude oil slates or operating conditions. In addition, the company's refining configuration generally yields gasoline volumes somewhat less than that implied by the market indicators shown below.



Market Indicators


                                                      3Q 2004
                                                        vs.
($/bbl)                           3Q 2004   2Q 2004   2Q 2004  3Q 2003
                                  -------   -------  --------  -------
Refining Margins
 East Coast WTI 3:2:1               7.00      9.14    (2.14)     6.37
 Gulf Coast WTI 3:2:1               6.33      9.17    (2.84)     5.38
 Mid-Continent WTI 3:2:1            8.09     11.65    (3.56)     8.32
 West Coast ANS 3:2:1              17.92     24.13    (6.21)    14.00
    Weighted U.S. 3:2:1             9.10     12.60    (3.50)     7.84
 NW Europe Dated Brent 4:1:2:1      3.90      5.13    (1.23)     3.11
WTI/Maya differential
 (trading month)                   11.66      8.71     2.95      5.89
U.S. Wholesale Gasoline Marketing   1.50      1.83    (0.33)     2.15

                                                        Source: Platts



    The weighted U.S. refining and marketing margins for the third quarter are expected to be lower than that of the second quarter, as indicated in the table above. The heavy-light crude oil differentials have widened significantly during the quarter, partially offsetting this decline. Segment results are expected to be negatively impacted by approximately $60 million, before-tax, related to certain legal and environmental, and impairment charges. Turnaround costs are expected to be approximately $50 million before-tax.
    The company's average crude oil refining capacity utilization rate for the third quarter is expected to increase to the mid 90-percent range, primarily due to decreased international turnaround activity.

    Corporate

    Corporate expenses from continuing operations will be impacted by approximately $43 million, after-tax, related to premiums paid during the quarter on the early retirement of debt.
    The company expects the debt balance to be $15.5 billion. In addition, the company's available cash balance is expected to be approximately $3 billion, up from $804 million at the end of the second quarter.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' main business segments: exploration and production, refining and marketing, midstream and chemicals. There are also forward-looking statements about ConocoPhillips' expected crude oil and natural gas prices; expected crude oil, natural gas, natural gas liquids and Syncrude production; exploration expenses; weighted U.S. refining margins; marketing margins; refinery utilization rates; turnaround costs; corporate expenses; and debt and cash balances. These statements are based on activity from operations for the first two months of the third quarter of 2004 and include estimated results for September, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, which will be reported in the company's earnings release for the third quarter of 2004 on October 27, may differ materially from the estimates given in this update.
    Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters that could cause the stated expectation or belief to differ materially from that stated in this update.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Kristi DesJarlais, 281-293-4595